Exhibit 10.8

Montage Technology Inc.

Suite 320

4677 Old Ironsides Drive

Santa Clara 95054

USA

Nov 27, 2006

Mr. Bill Franciscovich

RE: Employment offer US-003

Dear Bill:

We are pleased to inform you that Montage Technology Inc. (“the Company”), a subsidiary of Montage Technology Group, Ltd., has decided to extend an offer of full-time employment to you. We made this decision based on, in part, the information you provided us regarding your fitness to work. In our previous discussions, you assured us you would be able to perform the job duties with or without reasonable accommodation. The terms of employment are set forth below:

You will join the Company in the position of VP of World-wide Sales, and you will be expected to perform the job duties of promoting, selling as well as supporting Montage’s products. If you choose to accept this job, we would like you to start on or before Jan. 15, 2007.

Your compensation is US$200,000 per year. You will be also covered by company’s standard health insurance. Subject to the board of directors’ approval, 370,000 shares of incentive stock option will be granted to you over a period of four years under the Montage Technology Group Ltd. 2006 Stock Incentive Plan.

As a Company employee, you will be expected to abide by the Company rules and policies. You may not disclose confidential Company information to unauthorized third parties, and at no time may you disclose confidential information of a former employer to the Company.

If you choose to accept this offer of employment, please sign and date this letter on the lines below, and return this letter to us by Dec. 15, 2006. I hope you will accept this offer, and I look forward to working with you.

Sincerely,

/s/ Howard Chonghe Yang

Howard Chonghe Yang

Chairman & CEO

Montage Technology Group

EMPLOYEE STATEMENT:

I agree with and accept the terms set forth in this letter.

Bill Franciscovich	/s/ Bill Franciscovich	11/29/2006
Name: Bill Franciscovich	Signature	Date